                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*



                          Hanger Orthopedic Group, Inc.
                          -----------------------------
                                (Name of Issuer)

                          Common Stock, $0.01 par value
                          -----------------------------
                         (Title of Class of Securities)

                                    41043F208
                                    ---------
                                 (CUSIP Number)

                               September 28, 2001
                               ------------------
             (Date of Event Which Requires Filing of this Statement)

           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------                                           -----------------
CUSIP No.  41043F208                  13G                      Page 2 of 9 Pages
--------------------                                           -----------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Oracle Partners, L.P.
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [x]
                                                                        (b) [ ]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             976,400
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0

                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            976,400
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           976,400
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.2%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                           -----------------
CUSIP No.  41043F208                  13G                      Page 3 of 9 Pages
--------------------                                           -----------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Oracle Associates, LLC
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [x]
                                                                        (b) [ ]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             1,241,800
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0

                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            1,241,800
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,241,800
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.6%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                           -----------------
CUSIP No.  41043F208                  13G                      Page 4 of 9 Pages
--------------------                                           -----------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Larry N. Feinberg
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [ ]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             1,700,000
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0

                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            1,700,000
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,700,000
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           9.0%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

This statement on Schedule 13G amends, supplements and restates the Amendment No. 1 to Schedule 13D which was filed on September 29, 2000 with respect to the Common Stock (as defined in Item 2(d) below) of Hanger Orthopedic Group, Inc.

Item 1(a):      Name of Issuer:
---------       --------------

     The name of the issuer is Hanger Orthopedic Group, Inc. (the "Company").

Item 1(b):      Address of Issuer's Principal Executive Offices:
---------       -----------------------------------------------

     The Company's principal executive office is located at Two Bethesda Metro Center, Suite 1200, Bethesda, MD 20814.

Item 2(a):      Name of Person Filing:
---------       ---------------------

     This Schedule 13G ("Schedule 13G") with respect to the Common Stock (as defined in Item 2(d) below) of the Company is filed by:

(i) Oracle Partners, L.P., a Delaware limited partnership ("Oracle Partners"), with respect to shares of Common Stock directly owned by it;

(ii) Oracle Associates, LLC, a Delaware limited liability company ("Oracle Associates"), which serves as the general partner of Oracle Partners and Oracle Institutional Partners, L.P., a Delaware limited partnership (together with Oracle Partners, the "Partnerships"), with respect to shares of Common Stock directly owned by the Partnerships;

(iii) Mr. Larry N. Feinberg ("Mr. Feinberg"), who serves as the senior managing member of Oracle Associates and is the sole shareholder and president of Oracle Investment Management, Inc., a Delaware corporation (the "Investment Manager"), with respect to shares of Common Stock directly owned by the Partnerships and by two entities with respect to which the Investment Manager acts as investment manager, SAM Oracle Investments Inc., a British Virgin Islands corporation, and Oracle Offshore Limited, a Cayman Islands corporation.

     The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b):      Address of Principal Business Office or, if None,
---------       -------------------------------------------------
                Residence:
                ---------

     The address of the principal business office of the Reporting Persons is 200 Greenwich Avenue, 3rd Floor, Greenwich, CT 06830.

Item 2(c):      Citizenship:
---------       -----------

     Oracle Partners and Oracle Associates are organized under the laws of the State of Delaware. Mr. Feinberg is a citizen of the United States of America.

Item 2(d):      Title of Class of Securities:
----------      ----------------------------

     Common Stock, $0.01 par value ("Common Stock")

Item 2(e):      CUSIP Number:
---------       ------------

     41043F208

Item 3:         If this statement is filed pursuant to Rules 13d-1(b) or
------          --------------------------------------------------------
                13d-2(b) or (c), check whether the person filing is a:
                -----------------------------------------------------

     (a)  [ ]   Broker or dealer registered under Section 15 of the Act,
     (b)  [ ]   Bank as defined in Section 3(a)(6) of the Act,
     (c)  [ ]   Insurance Company as defined in Section 3(a)(19) of the Act,
     (d)  [ ]   Investment Company registered under Section 8 of the Investment
                Company Act of 1940, (e) [ ] Investment Adviser in accordance with Rule 13d-1 (b)(1)(ii)(E),
     (f)  [ ]   Employee Benefit Plan or Endowment Fund in accordance
                with 13d-1 (b)(1)(ii)(F),
     (g)  [ ]   Parent Holding Company or control person in accordance with
                Rule 13d-1 (b)(1)(ii)(G),
     (h)  [ ]   Savings Association as defined in Section 3(b) of the Federal
                Deposit Insurance Act,
     (i)  [ ]   Church Plan that is excluded from the definition of an
                investment company under Section 3(c)(14) of the Investment
                Company Act of 1940,
     (j)  [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to 13d-1(c), check this box: [x]

Item 4:         Ownership:
------          ---------

A. Oracle Partners, L.P.
   ---------------------

     (a) Amount beneficially owned: 976,400
     (b) Percent of class: 5.2% The percentages used herein and in the rest of this Schedule 13G are calculated based upon the 18,910,002 shares of Common Stock issued and outstanding as of August 10, 2001, as reflected in the Company's Form 10-Q for the period ended June 30, 2001.
     (c) Number of shares as to which such person has:
         (i)    Sole power to vote or direct the vote: -0-
         (ii)   Shared power to vote or direct the vote: 976,400
         (iii)  Sole power to dispose or direct the disposition: -0-
         (iv)   Shared power to dispose or direct the disposition: 976,400

B. Oracle Associates, LLC
   ----------------------

     (a) Amount beneficially owned: 1,241,800
     (b) Percent of class: 6.6%
     (c) Number of shares as to which such person has:
         (i)    Sole power to vote or direct the vote: -0-
         (ii)   Shared power to vote or direct the vote: 1,241,800
         (iii)  Sole power to dispose or direct the disposition: -0-
         (iv)   Shared power to dispose or direct the disposition: 1,241,800

C. Larry N. Feinberg
   -----------------

     (a) Amount beneficially owned: 1,700,000
     (b) Percent of class: 9.0%
     (c) Number of shares as to which such person has:
         (i)    Sole power to vote or direct the vote: 0
         (ii)   Shared power to vote or direct the vote: 1,700,000
         (iii)  Sole power to dispose or direct the disposition: 0
         (iv)   Shared power to dispose or direct the disposition: 1,700,000

Item 5:         Ownership of Five Percent or Less of a Class:
-------         ---------------------------------------------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6:         Ownership of More than Five Percent on Behalf of Another Person:
------          ---------------------------------------------------------------

     Other than as set forth herein, no other person is known to have the right to receive or the power to direct the receipt of dividends from, and proceeds from the sale of, the securities reported in this Schedule 13G.

Item 7:         Identification and Classification of the Subsidiary Which
-------         ---------------------------------------------------------
                Acquired the Security Being Reported on by the Parent
                -----------------------------------------------------
                Holding Company:
                ----------------

     Not applicable.

Item 8:         Identification and Classification of Members of the Group:
------          ---------------------------------------------------------

     Not applicable.

Item 9:         Notice of Dissolution of Group:
------          ------------------------------

     Not applicable.

Item 10:        Certification:
-------         -------------

     Each Reporting Person hereby makes the following certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED: October 10, 2001


                                      /s/ Larry N. Feinberg
                                      ------------------------------------------
                                      Larry N. Feinberg, individually and as
                                      senior managing member of Oracle
                                      Associates, LLC, on behalf of itself and
                                      as the general partner of Oracle
                                      Partners, L.P.

                                                                       Exhibit 1
                                                                       ---------


                             Joint Filing Agreement

     The undersigned hereby agree that the statement on Schedule 13G with respect to the common stock of Hanger Orthopedic, Inc. is, and any amendment thereto signed by each of the undersigned shall be, filed on behalf of each undersigned pursuant to and in accordance with the provisions of 13d-1(k) under the Securities Exchange Act of 1934, as amended and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.


                                      /s/ Larry N. Feinberg
                                      ------------------------------------------
                                      Larry N. Feinberg, individually and as
                                      senior managing member of Oracle
                                      Associates, LLC, on behalf of itself and
                                      as the general partner of Oracle
                                      Partners, L.P.